Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Schering-Plough Corporation and subsidiaries and management’s report on the effectiveness of internal control over financial reporting dated February 28, 2006, appearing in the Annual Report on Form 10-K of Schering-Plough Corporation for the year ended December 31, 2005, and our report dated June 27, 2005 appearing in the Annual Report on Form 11-K of Schering-Plough Corporation Employees’ Savings Plan for the year ended December 31, 2004.
/s/ Deloitte & Touche LLP
Parsippany, New Jersey
May 19, 2006